Exhibit 99.1

FOR IMMEDIATE RELEASE

For Further Information:

Howard N. Feist
Chief Financial Officer
(609) 584-3586

CONGOLEUM CORPORATION REPORTS SECOND QUARTER RESULTS

MERCERVILLE, NJ, AUGUST 13, 2008 – Congoleum Corporation (OTC: CGMC) today reported its financial results for the second quarter ended June 30, 2008.  Sales for the three months ended June 30, 2008 were $47.2 million, compared with sales of $57.5 million reported in the second quarter of 2007, a decrease of 18%. Net income for the quarter was $212 thousand, compared with net income of $835 thousand in the second quarter of 2007.  Net income per share was $.03 in the second quarter of 2008, compared with net income of $.10 per share in the second quarter of 2007.

Sales for the six months ended June 30, 2008 were $94.9 million, compared with sales of $106.9 million in the first six months of 2007.  Net income for the six months ended June 30, 2008 was $1.9 million, or $.23 per share, versus net income of $0.5 million, or $.06 per share, in the first six months of 2007.

Results for the three and six months ended June 30, 2007 include $2.8 million and $5.7 million, respectively, of interest on Congoleum’s 8 5/8% Senior Notes.  Under the terms of its most recent reorganization plan, Congoleum would not have paid interest on the Senior Notes for the period commencing with the filing of its bankruptcy.  In the fourth quarter of 2007 Congoleum reversed the post-bankruptcy interest it had previously recorded on the Senior Notes.  Congoleum is no longer recording interest expense on the Senior Notes, and there was no interest expense on the Senior Notes in the three and six month periods ended June 30, 2008. During the first quarter of 2008, Congoleum received a payment of $10.1 million, including $1.0 million of interest, on a note for settlement of a legal fee disgorgement.  The $1.0 million of interest income is included in net income for the six months ended June 30, 2008.

Roger S. Marcus, Chairman of the Board, commented, “Sales in the second quarter failed to show their normal seasonal improvement over the first quarter and were sharply below year earlier levels.  Market conditions in our three key end markets, manufactured housing, new construction, and residential remodeling, are abysmal, the weakest I’ve ever seen.  Making matters worse, we have not seen any of the softening of raw material prices that has accompanied downturns in the past.  Instead, costs for raw materials and energy have continued to rise rapidly.”

Mr. Marcus continued, “We have taken significant further action to try and mitigate the impact of the weak demand and high costs.  These steps include a 17% reduction in our salaried workforce.  Our second quarter expenses include a $750 thousand severance charge related to this headcount reduction.  We have undertaken a number of additional initiatives to eliminate or at least defer operating expenses, and have increased prices to pass along our higher costs.  We anticipate implementing additional price increases toward the end of the third quarter based on current conditions.”

“While I do not anticipate the economic climate improving any time soon, I am somewhat more optimistic about our own results, particularly as we enter 2009.  We have made securing additional business a high priority over the past year, and I am pleased to report that these efforts have resulted in new programs that we expect will result in $12 million to $18 million of incremental sales next year.  This increased volume, together with the full year impact of our recent cost reductions and price increases, should help us get through the challenging environment we anticipate will continue into 2009.”

Mr. Marcus concluded, “We were disappointed with the recent finding that the joint reorganization plan supported by all our creditor groups was found unconfirmable by the bankruptcy court.  However, the official committee of bondholders, the asbestos creditors’ committee and the future claimants’ representative have recently reached an agreement in principle which we believe resolves these issues, and I expect a new plan will be filed within the next few months that we believe will comply with the court’s prior decisions.”

On December 31, 2003, Congoleum Corporation filed a voluntary petition with the United States Bankruptcy Court for the District of New Jersey (Case No. 03-51524) seeking relief under Chapter 11 of the United States Bankruptcy Code as a means to resolve claims asserted against it related to the use of asbestos in its products decades ago.  The Company anticipates that existing shares of Congoleum common stock will be cancelled pursuant to the terms of any plan of reorganization that may be confirmed in that proceeding, and holders of existing shares will likely receive nothing on account of their cancelled shares.

Congoleum Corporation is a leading manufacturer of resilient flooring, serving both residential and commercial markets. Its sheet, tile and plank products are available in a wide variety of designs and colors, and are used in remodeling, manufactured housing, new construction and commercial applications. The Congoleum brand name is recognized and trusted by consumers as representing a company that has been supplying attractive and durable flooring products for over a century.

The above news release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements can be identified by the use of the words such as "anticipate," "believe," "estimate," "expect," "intend,” "plan," "project" and other words of similar meaning. In particular, these include statements relating to intentions, beliefs or current expectations concerning, among other things, future performance, results of operations, the outcome of contingencies such as bankruptcy and other legal proceedings, and financial conditions. These statements do not relate strictly to historical or current facts. These forward-looking statements are based on Congoleum's expectations, as of the date of this release, of future events, and Congoleum undertakes no obligation to update any of these forward-looking statements.

Although Congoleum believes that these expectations are based on reasonable assumptions, within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Any or all of these statements may turn out to be incorrect. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements made in this press release speak only as of the date of such statement. It is not possible to predict or identify all factors that could potentially cause actual results to differ materially from expected and historical results. Factors that could cause actual results to differ from expectations include: (i) the future cost and timing of estimated asbestos liabilities and payments, (ii) the availability of insurance coverage and reimbursement from insurance companies that underwrote the applicable insurance policies for the Company for asbestos-related claims, (iii) the costs relating to the execution and implementation of any plan of reorganization pursued by Congoleum, (iv) timely reaching agreement with  creditors, or classes of creditors, that exist or may emerge, (v) satisfaction of the conditions and obligations under Congoleum's outstanding debt instruments, (vi) the response from time to time of Congoleum's and its controlling shareholder's, American Biltrite Inc.'s, lenders, customers, suppliers and other constituencies to the ongoing process arising from Congoleum's strategy to settle its asbestos liability, (vii) Congoleum's ability to maintain debtor-in-possession financing sufficient to provide it with funding that may be needed during the pendency of its Chapter 11 case and to obtain exit financing sufficient to provide it with funding that may be needed for its operations after emerging from the bankruptcy process, in each case, on reasonable terms, (viii) timely obtaining sufficient creditor and court approval (including the results of any relevant appeals) of any reorganization plan pursued by Congoleum, and the court overruling any objections to the plan that may be filed, (ix) compliance with the United States Bankruptcy Code, including Section 524(g), (x) costs of, developments in, and the outcome of insurance coverage litigation pending in New Jersey state court involving Congoleum and certain insurers, (xi) the possible adoption of another party's plan of reorganization which may prove to be unfeasible, (xii) increases in raw material and energy prices or disruption in supply, (xiii) increased competitive activity from companies in the flooring industry, some of which have greater resources and broader distribution channels than Congoleum, (xiv) increases in the costs of environmental compliance and remediation or the exhaustion of insurance coverage for such expenses, (xv) unfavorable developments in the national economy or in the housing industry in general, including developments arising from the wars in Iraq and Afghanistan, (xvi) shipment delays, depletion of inventory and increased production costs resulting from unforeseen disruptions of operations at any of Congoleum's facilities or distributors, (xvii) product warranty costs, (xviii) changes in distributors of Congoleum's products, and (xix) Congoleum’s interests may not be the same as its controlling shareholder, American Biltrite Inc.  In any event, if Congoleum is not successful in obtaining sufficient creditor and court approval of a plan of reorganization, such failure would have a material adverse effect upon its business, results of operations and financial condition. Actual results could differ significantly as a result of these and other factors discussed in Congoleum's annual report on Form 10-K for the year ended December 31, 2007 and subsequent filings made by Congoleum with the Securities and Exchange Commission.

CONGOLEUM CORPORATION

RESULTS OF OPERATIONS

(In thousands, except per share amounts)(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007
Net Sales	$47,166	$57,541	$94,863	$106,856
Cost of Sales	37,277	43,797	74,101	81,113
Selling, General & Administrative Expenses	9,238	9,963	18,370	19,414

Income from Operations	651	3,781	2,392	6,329

Interest Expense,(net)	64	(2,947)	995	(5,804)
Other Income (expense)	(350)	8	(414)	(34)
Net Income before Income Taxes	365	842	2,973	491
Provision for Taxes	153	7	1,082	7
Net Income	$212	$835	$1,891	$484

Net Income Per Share, Basic	$0.03	$0.10	$0.23	$0.06
Net Income Per Share, Diluted	$0.03	$0.10	$0.23	$0.06

Weighted Average Number of Common Shares Outstanding – Basic	8,272	8,272	8,272	8,272
Weighted Average Number of Common Shares Outstanding – Diluted	8,272	8,288	8,272	8,289
ADDITIONAL FINANCIAL INFORMATION:
Capital Expenditures	$1,036	$689	$1,504	$1,073
Depreciation and Amortization	$2,626	$2,643	$5,299	$5,393

CONDENSED BALANCE SHEET

(In thousands, except per share amounts)
(Unaudited)

	June 30,	December 31,
	2008	2007
ASSETS:
Cash and cash equivalents	$26,474	$26,327
Restricted cash	29,373	6,501
Accounts & notes receivable, net	17,120	14,162
Inventory	40,979	35,182
Other current assets	3,301	13,138
Total current assets	117,247	95,310

Property, plant & equipment (net)	58,391	61,993
Other assets (net)	11,741	11,909
Total assets	$187,379	$169,212

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable, accrued expenses & deferred income taxes	$79,459	$70,389
Revolving credit loan – secured debt	17,436	10,551
Liabilities subject to compromise - current	4,997	4,997
Total current liabilities	101,892	85,937

Liabilities subject to compromise	130,043	129,731
Long term debt	—	—
Other liabilities	—	—
Total liabilities	231,935	215,668

Stockholders’ equity (deficit)	(44,556)	(46,456)

Total liabilities & stockholders’ equity	$187,379	$169,212

ADDITIONAL FINANCIAL INFORMATION:
Working Capital	$15,355	$9,373
Current Ratio	1.2	1.1